Exhibit 4.1

Execution Version

AMENDMENT NO. 3 TO THE

RIGHTS AGREEMENT

This Amendment No. 3 to the Rights Agreement (this “Amendment”), dated as of October 31, 2016, is made by and between Level 3 Communications, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., as rights agent (the “Rights Agent”), and amends the Rights Agreement, dated as of April 10, 2011, as amended by Amendment No. 1 thereto, dated as of March 15, 2012, and Amendment No. 2 thereto, dated as of July 21, 2014, each by and between the Company and the Rights Agent (as so amended, the “Rights Agreement”).  Capitalized terms used in this Amendment and not otherwise defined below shall have the meanings given them in the Rights Agreement.

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Wildcat Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), would merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation (the “Surviving Corporation”), and immediately after the Merger, the Surviving Corporation would merge with and into WWG Merger Sub LLC, a Delaware limited liability company (“Merger Sub 2”) (the “Subsequent Merger”, and together with the Merger, the “Combination”), with Merger Sub 2 continuing as the surviving company and an indirect wholly owned subsidiary of CenturyLink, Inc. (“Parent”), the Board of Directors of the Company having approved the Merger Agreement, the Merger and the transactions contemplated thereby;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, Company, Parent and STT are entering into a Voting Agreement (the “Voting Agreement”);

WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, the Company desires to amend the Rights Agreement in certain respects as set forth herein, including to except from the operation of the Rights Agreement the Merger Agreement, the Voting Agreement, the Merger and any and all other transactions contemplated by the Merger Agreement and to provide that the Rights Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is desirable and the Company and the Rights Agent now desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties hereto agree as follows:

1.    Amendment of Section 1.  Section 1 of the Rights Agreement is hereby supplemented and amended to add the following definitions in the appropriate alphabetical locations.

“Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger” shall have the term ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of October 31, 2016, by and among the Company, Merger Sub 1, Merger Sub 2 and Parent (as the same may be amended from time to time).

“Merger Sub 1” shall mean Wildcat Merger Sub 1 LLC, a Delaware limited liability company, and an indirect wholly owned subsidiary of Parent.

“Merger Sub 2” shall mean WWG Merger Sub LLC, a Delaware limited liability company, and an indirect wholly owned subsidiary of Parent.

“Parent” shall mean CenturyLink, Inc., a Louisiana corporation.

“Voting Agreement” shall mean the voting agreement, dated as of October 31, 2016, by and between STT, Parent and for the purposes of Sections 5, 9 and 10 only, the Company (as the same may be amended from time to time).

2.    Amendment of Definition of “Acquiring Person”.  The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, neither Parent, Merger Sub 1, Merger Sub 2, nor any of their respective Affiliates or Associates shall be deemed, individually or collectively, to be an Acquiring Person as a result of the public announcement, approval, execution, delivery or performance of (i) the Merger Agreement or the Voting Agreement, (ii) the consummation of the Merger or (iii) any of the other transactions contemplated by the Merger Agreement.”

3.    Amendment to the Definition of “Exempt Person”.  The definition of “Exempt Person” in Section 1(l) of the Rights Agreement is supplemented and amended by replacing clause 1(l)(i) with the following:

“STT and its Affiliates and Associates unless and until STT (or any Affiliates of STT) acquires any Common Shares other than (x) pursuant to the transactions contemplated by the Amalgamation Agreement or the Voting Agreement, (y) in a transaction that is permitted under Section 4 of the Stockholder Rights Agreement or (z) any transfers of Common Shares or other Company equity interests between STT and its Affiliates”

4.    Amendment of Definition of “Shares Acquisition Date”.  The definition of “Shares Acquisition Date” in Section 1(z) of the Rights Agreement is supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred as a result of the public announcement, approval,

execution, delivery or performance of (i) the Merger Agreement or the Voting Agreement, (ii) the consummation of the Merger or (iii) any of the other transactions contemplated by the Merger Agreement.”

5.    Amendment to Section 3(a).  Section 3(a) of the Rights Agreement is supplemented and amended by inserting the following sentence after the first sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of the public announcement, approval, execution, delivery or performance of (i) the Merger Agreement or the Voting Agreement, (ii) the consummation of the Merger or (iii) any of the other transactions contemplated by the Merger Agreement.”

6.    Amendment to Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a)       The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one ten-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the earlier of October 31, 2017 or immediately prior to the Effective Time (the “Final Expiration Date”); (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) the time at which the Board determines that the Net Operating Losses (the “NOLs”) are utilized in all material respects or that an ownership change under Section 382 would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes, or (v) a determination by the Board, prior to the Distribution Date, that this Agreement and the Rights are no longer in the best interests of the Company and its stockholders (the earliest of the dates set forth in clauses (iv), and (v) the “Early Expiration Date”).”

7.    New Section 35.  A new Section 35 is hereby added to the Rights Agreement immediately following Section 34 of the Rights Agreement, and such new Section 35 shall read as follows:

“Effect of Merger.  For the avoidance of doubt, and in addition to the other provisions in this Agreement to such effect, the public announcement, approval, execution, delivery and performance of the Merger Agreement and the Voting Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, shall not have any effect on the rights of any Person under this Agreement (except as set forth in Section 7(a) hereof) and this Agreement shall otherwise be inapplicable to the Merger Agreement, the Voting Agreement, the Merger and any other transactions contemplated by the Merger Agreement.  Upon consummation of the Merger, neither the Company, Parent, Merger Sub 1, Merger Sub 2, the Surviving Corporation (as such term defined in the Merger Agreement), nor any of their respective Affiliates shall have any obligations to any holder or former holder of Rights as of and following the Effective Time.”

8.    Miscellaneous

(a)            This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(b)           Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement.  Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement”, “thereunder”, “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

(c)            This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

(d)           This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

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IN WITNESS WHEREOF, the parties have caused this Amendment to the Rights Agreement to be duly executed and attested as of the day and year first written above.

Attest:		Level 3 Communications, Inc.

By	/s/ Neil J. Eckstein	By	/s/ John M. Ryan
	Name: Neil J. Eckstein		Name: John M. Ryan
	Title: Senior Vice President		Title: Executive Vice President & Chief Legal Officer

Attest:		Wells Fargo Bank, N.A.

By	/s/ Andrea Severson	By	/s/ Allison M. Seeley
	Name: Andrea Severson		Name: Allison M. Seeley
	Title: AVP — Client Services		Title: Officer

[Signature Page to Amendment No. 3 to the Rights Agreement]